Exhibit 10.9

Lexmark International, Inc.

2008–2010 Long-Term Incentive Plan

Agreement

This 2008–2010 Long-Term Incentive Plan (the "2008-2010 LTIP") Agreement (“Agreement”) between Lexmark International, Inc., a Delaware corporation (the "Company"), and the person specified on the signature page (the "Participant") is entered into as of March 24, 2008.

This Agreement is only a summary of the principal terms governing the 2008-2010 LTIP.  The 2008-2010 LTIP is subject in all respects to the terms of the Lexmark International, Inc. Stock Incentive Plan, as amended and restated April 30, 2003 (the “Plan”). In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  It is important that the Participant read and understand the Plan and not rely solely on the brief description that follows.  All capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

Overview

The 2008-2010 LTIP is designed to reward the achievement of specific performance objectives over a three-year period.  The Compensation and Pension Committee of the Board of Directors of the Company (the “Committee”) established the performance objectives and performance measures set forth below for the performance period beginning January 1, 2008 and ending December 31, 2010 (the “Performance Period”).

Depending upon the Company's attainment of the performance objectives and certain financial performance measures of the Company’s peers, the Participant may be eligible to receive a payment under the 2008-2010 LTIP, as set forth below.

Plan Measurements

For the Performance Period, the Committee has established the following cumulative performance measures based on the Company’s strategic plan for the Performance Period:

[Intentionally Omitted]

At the end of the three-year Performance Period, if the cumulative attainment of Operating Income without Restructuring and Cash Cycle results in no funding for the 2008-2010 LTIP, there is an additional calculation comparing the three-year average

Return on Invested Capital (“ROIC”) for the Company with that of its peer companies over the same three-year period.  The calculation of the Company’s three-year average ROIC will be based upon the average of Net Income before extraordinary items for fiscal years 2008 through 2010.  If the Company’s three-year average ROIC is at or above the median of the three-year average of the ROIC of the peer companies included in the S&P Technology Index or, in the event that such index is no longer available, such other index as determined to be appropriate by the Committee at the time in its sole discretion, the 2008-2010 LTIP will be funded at the Minimum level regardless of any below-Minimum attainment for the two performance measures.

Target Opportunity

The 2008-2010 LTIP awards are denominated in cash, but in the Committee’s sole discretion may be paid in cash, the Company’s Class A Common Stock or a combination of cash and the Company’s Class A Common Stock. For the Performance Period, your target award is [INSERT TARGET].

The chart below and the examples in Attachment A illustrate how the 2008-2010 LTIP awards will be calculated.  The level of attainment for Operating Income without Restructuring is not linked to the level of attainment for the Cash Cycle objective.  As a result, the level of attainment on each performance measure may independently generate a payment to Participant’s based on its achievement.

Target Opportunity	Minimum	Target	Maximum
Operating Income without Restructuring	18%	60%	120%
Cash Cycle	12%	40%	80%

Committee Discretion

The Committee may use its sole discretion in determining the amount of any payment, or no payment, to Participants under the 2008-2010 LTIP based on any factors it deems appropriate.

Payout Timing

The Committee intends to review and approve the Company’s business results as compared to the 2008-2010 LTIP financial performance measures and, if applicable, the Company’s three-year average ROIC compared to the peer companies included in the index stated above following the end of the three-year Performance Period.  These reviews are expected to occur in a 2011 Committee meeting.  Payments will be made only after the Committee approval has occurred, and any such payments will be made in 2011.

Separation from Service

Except in the event of the death, Disability or Retirement of the Participant during the Performance Period, the Participant must be employed at the end of the Performance Period (December 31, 2010) to receive a payout.  If the Participant should have a separation from service (as defined below) due to death, Disability or Retirement during the Performance Period, the payout, if any, is achieved based on actual performance of the Company as of the end of the fiscal year in which the death, Disability or Retirement occurs, subject to the approval of the Committee, and will be prorated based on the number of complete months of service performed during the Performance Period prior to the separation from service due to death, Disability or Retirement divided by 36.  If the separation from service is due to the Participant’s death, the payout, if any, will be made in the calendar year after the end of the fiscal year in which the Participant’s death occurs.  If the separation from service from service is due to the Participant’s Disability or Retirement, the payout, if any, will be made in the calendar year after the end of the fiscal year in which the Participant’s separation from service due to Disability or Retirement occurs, but no earlier than the date that is six months and one day after the Participant’s separation from service due to Disability or Retirement.  For purposes of the 2008-2010 LTIP, “separation from service” shall mean a separation from service from the Company or its Subsidiaries for purposes of Code Section 409A, using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations, or any successor regulation thereto.

Forfeiture of the Award

The Participant acknowledges that this opportunity for a long-term incentive award has been granted as an incentive to the Participant to remain employed by the Company or one of its Subsidiaries and to exert his or her best efforts to enhance the value of the Company and its Subsidiaries over the long-term. Accordingly, the Participant agrees that if he or she (a) within 12 months of a separation from service with the Company, or its Subsidiaries, accepts employment with a competitor of the Company or one of its Subsidiaries or otherwise engages in competition with the Company or one of its Subsidiaries, or (b) within 36 months of a separation from service with the Company, or its Subsidiaries, directly or indirectly, disrupts, damages, interferes or otherwise acts against the interests of the Company or one of its Subsidiaries, including, but not limited to, recruiting, soliciting or employing, or encouraging or assisting the Participant's new employer or any other person or entity to recruit, solicit or employ, any employee of the Company or one of its Subsidiaries without the Company's prior written consent, which may withheld in its sole discretion, or (c) within 36 months of a separation from service with the Company, or its Subsidiaries, disparages, criticizes, or otherwise makes any derogatory statements regarding the Company or its Subsidiaries or their directors, officers or employees, or (d) discloses or otherwise uses confidential information or material of the Company or one of its Subsidiaries, each of these constituting a harmful action, then the Participant shall immediately repay to the Company the full amount of the award received under the terms and conditions of the 2008-2010 LTIP.  The

Committee shall have the right not to enforce the provisions of this paragraph with respect to the Participant.

Participant agrees to be fully liable for any remedies available at law or in equity, including, but not limited to, injunctive relief, for any breach of this above described covenant, promise and agreement.  Participant agrees to reimburse the Company for all costs and expenses, including attorneys’ fees, incurred by the Company in enforcing the obligations of Participant.  This entire provision shall survive the termination of the Agreement and, in no manner, shall the remedies described herein be considered as the Company’s exclusive or entire remedy for Participant’s breach, non-compliance or violation of this Agreement or any other agreement that Participant may have entered into with the Company.

Tax Withholding

In the event that the payout of the award is made in Class A Common Stock of the Company, delivery of such stock shall not be made unless and until the Participant, or, if applicable, the Participant’s beneficiary or estate, has made appropriate arrangements for the payment to the Company of an amount sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other tax requirements, as determined by the Company.  To satisfy the Participant’s applicable withholding and other tax requirements, the Company may, in its sole discretion, withhold a number of shares of Class A Common Stock having an aggregate Fair Market Value on the payout date equal to the applicable amount of such withholding and other tax requirements, subject to any rules adopted by the Committee or required to ensure compliance with applicable law, including, but not limited to, Section 16 of the Securities Exchange Act of 1934, as amended.  Any cash payment made under this Agreement shall be made net of any amounts required to be withheld or paid with respect thereto (and with respect to any shares of Class A Common Stock delivered therewith) under any applicable U.S. federal, state and local and non-U.S. tax withholding and other tax requirements.

Transferability

Unless otherwise provided in accordance with the provisions of the Plan, the award granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant, other than by will or the laws of descent and distribution.  The term “Participant” as used in this Agreement shall include any permitted transferee.

Interpretation; Construction

All powers and authority conferred upon the Committee pursuant to any term of the Plan or this Agreement shall be exercised by the Committee, in its sole discretion.  All determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan or this Agreement shall be final, binding and conclusive for all purposes and upon all persons and, in the event of any judicial review thereof, shall be overturned only if arbitrary and capricious.  The Committee may consult with legal counsel, who may be counsel to the Company or any of its Subsidiaries, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Amendment

The Committee shall have the right to alter or amend the 2008-2010 LTIP and this Agreement in its sole discretion, from time to time, as provided in the Plan in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall impair the Participant's rights under the 2008-2010 LTIP without the Participant's consent; provided, however, the Participant’s consent shall not be required for any amendment that impairs the Participant’s rights if the amendment is required by law. Subject to the preceding sentence, any alteration or amendment to the 2008-2010 LTIP by the Committee shall, upon adoption by the Committee, become and be binding and conclusive. The Company shall give written notice to the Participant of any such alteration or amendment of the 2008-2010 LTIP as promptly as practical after the adoption.  This Agreement may also be amended in writing signed by both an authorized representative of the Company and the Participant.

No Guarantee of Employment or Future Incentive Awards

Nothing in the Plan or the 2008-2010 LTIP shall be deemed to:

(a)	interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment at any time for any reason, with or without cause;

(b)	confer upon the Participant any right to continue in the employ of the Company or any Subsidiary; or

(c)	provide Participant the right to receive any Incentive Awards under the Plan in the future or any other benefits the Company may provide to some or all of its employees.

Internal Revenue Code Section 409A

The parties intend for the awards under this Agreement to comply with the requirements  of Code Section 409A and the Treasury regulations or other guidance issued thereunder.  Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden.

Assignability

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior consent of the other party.

Applicable Law

The 2008-2010 LTIP and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws and excluding any conflict or choice of law rule or principle that may otherwise refer construction or interpretation of the 2008-2010 LTIP or this Agreement to the substantive law of another jurisdiction.

Jurisdiction

The Participant hereby irrevocably and unconditionally submits to the jurisdiction and venue of the state courts of the Commonwealth of Kentucky and of the United States District Court of the Eastern District of Kentucky located in Fayette County, Kentucky, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such Kentucky state or United States federal courts located in such jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Participant further agrees that any action related to, or arising out of, this Agreement shall only be brought by Participant exclusively in the federal and state courts located in Fayette County, Kentucky.  Nothing in this Agreement shall affect any right that the Company may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

Section and Other Headings, Etc.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  In this Agreement all references to “dollars” or “$” are to United States dollars.

Severability

If any provision of this Agreement, the 2008-2010 LTIP or the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement, the 2008-2010 LTIP or the Plan, and the Agreement, the 2008-2010 LTIP and the Plan shall be construed and enforced as if such provision had not been included.

Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Please sign and date this agreement to acknowledge that you have read the terms of this agreement and understand that this 2008-2010 LTIP award is subject to the provisions of the Plan and that you agree to the terms and conditions contained herein and therein.

                    LEXMARK INTERNATIONAL, INC.

   By:   _______________________________
Jeri L. Isbell
Vice President of Human Resources

EXECUTIVE:

   By:  (Name)

________________________________
             (sign your name)

Date:  ________________________________

           ________________________________
 (Beneficiary Name)

Attachment A – Long-Term Incentive Plan Examples

Target Opportunity	Minimum	Target	Maximum
Operating Income without Restructuring	18%	60%	120%
Cash Cycle	12%	40%	80%

Payout Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6¹
Level of Attainment
Operating Income without Restructuring	Target	Minimum	Maximum	Minimum	Minimum	Below Minimum
Cash Cycle	Target	Minimum	Maximum	Target	Below Minimum	Below Minimum

Level of Attainment (% of Target)
Operating Income without Restructuring	60%	18%	120%	18%	18%	0%
Cash Cycle	40%	12%	80%	40%	0%	0%
Aggregate Attainment	100%	30%	200%	58%	18%	0%

Target Award ($)	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000
Aggregate Attainment (% of Target)	100%	30%	200%	58%	18%	0%
Payout (Target times Aggregate Attainment)	$100,000	$30,000	$200,000	$58,000	$18,000	$0

1 Because the two performance measures result in no funding, there would be an additional calculation comparing the three-year average Return on Invested Capital for the Company with that of its peer companies over the same-three year Performance Period (2008 through 2010) and there exists the potential for funding the payout at the Minimum level (30%).